On July 21, 2023, The Interpublic Group of Companies, Inc. held a conference call to discuss its second-quarter and first-half 2023 results. CALL PARTICIPANTS IPG PARTICIPANTS Philippe Krakowsky Chief Executive Officer Ellen Johnson Executive Vice President, Chief Financial Officer Jerry Leshne Senior Vice President, Investor Relations ANALYST PARTICIPANTS Benjamin Swinburne Morgan Stanley David Karnovsky J.P.Morgan Tim Nollen Macquarie Steven Cahall Wells Fargo Michael Nathanson MoffettNathanson Julien Roch Barclays

2 COMPANY PRESENTATION AND REMARKS Operator: Good morning, and welcome to the Interpublic Group second-quarter 2023 conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin. Jerry Leshne, Senior Vice President, Investor Relations: Good morning. Thank you for joining us. This morning, we are joined by our CEO, Philippe Krakowsky, and by Ellen Johnson, our CFO. We have posted our earnings release and our slide presentation on our website, interpublic.com. We will begin our call with prepared remarks, to be followed by Q&A. We plan to conclude before market open at 9:30 Eastern. During this call we will refer to forward-looking statements about our Company. These are subject to the uncertainties and the cautionary statement that is included in our earnings release and the slide presentation. These are further detailed in our 10-Q and other filings with the SEC. We will also refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance. At this point, it is my pleasure to turn things over to Philippe Krakowsky. Philippe Krakowsky, Chief Executive Officer Thank you, Jerry. Good morning. As usual, I’ll begin our call with a high-level view of the quarter. Ellen will then provide additional details. And I’ll conclude with updates on our agencies, to be followed by Q&A. Starting at the top with revenue, the organic change of our revenue before billable expenses was a decrease of 1.7%, against last year’s second quarter organic growth of 7.9%. For the first six months of the year, our organic decrease was 90 basis points. During the second quarter, we saw the same puts-and-takes on revenue that we have identified and discussed with you since the beginning of the year. Those factors continued to weigh significantly on our performance in the second quarter. Concurrently, we continued to grow in areas of the business that have been key drivers of success for us over a number of years, namely our media offerings and the healthcare sector. We saw solid growth as well in disciplines such as public relations and our experiential offerings.

3 Consistent with the items we have called out previously, during the quarter we continued to see reduced spend from clients in the tech & telecom sector, as it moves through a challenging period that has included significant cost-cutting. Those reductions significantly impacted on our ability to grow in the second quarter, and for the first half. Our digital specialist agencies also continued to underperform in the quarter. As we have discussed previously, the transformation of those offerings continues to move forward, and we’ve seen some good wins there recently. Restoring those brands to consistent growth is proving slower than anticipated, however, due largely to continued challenges in the tech sector, as well as modestly heightened macro uncertainty. Taken together, the second quarter impact on our growth due to the tech & telecom client sector and our digital specialists was approximately 3.5%. Along with the strength of our media offerings and the healthcare sector, it’s worth highlighting that six of our eight client sectors grew during the quarter and in the six months year-to-date. We also continued to win some of the largest new account opportunities in market so far this year. Our very strong new-business momentum encompasses a diverse set of client industries, including pharma, financial services, autos and food & beverage. These wins span the full range of marketing disciplines, especially in media, as well as global integrated solutions that bring together creative, public relations, experiential and data. As such, they underscore the role that we play as a critical partner to the world’s most sophisticated and demanding marketers. To cite an important example, we are proud to have recently significantly expanded our partnership with Pfizer, having been named their lead global creative, public relations and medical affairs partner. Most of the new revenue from our recent wins has yet to ramp, given that transition periods between announcement and onboarding are the norm in our industry. As these wins come onstream in greater magnitude during the second half of the year, we expect their impact to be evident in our results. Looking at client sectors in the second quarter, we were led by strong growth in automotive and financial services, followed by growth in food & beverage, healthcare, consumer goods and our “Other” sector of diversified industrials and public sector clients. Our retail sector decreased modestly, against very strong multi-year comparable performance. And as discussed, the tech & telecom sector was the significant outlier. Regionally, the U.S. decreased 2.5% organically in the quarter, predominantly due to the sector- and agency-specific challenges that we’ve called out. Our international markets decreased slightly, by 10 basis points organically, with mixed performance by region.

4 In terms of our segments, our Media, Data & Engagement Solutions segment decreased 1.5% organically in the quarter, where we saw good growth at the media offerings offset by challenged performance in the digital agencies. Our segment of Integrated Advertising & Creativity Led Solutions decreased 3.8% organically. This is a place where tech & telecom and a somewhat more cautious spending climate is weighing on several of our more traditional consumer advertising agencies, and that is impacting segment performance. Within the Specialized Communications & Experiential Solutions segment, we grew 3.7% organically, on top of 11.1% growth a year ago. The quarter was highlighted by increases at both our public relations and experiential disciplines. Turning to expenses and margin in the quarter, our operating discipline continues to be a strength, as our management teams demonstrate that we have the talent and tools, as well as a flexible business model, to deliver favorable margin results. Second-quarter adjusted EBITA margin was 14.2%, which is ahead of our pre-pandemic second-quarter 2019 margin. As expected, our Q2 margin was lower than a year ago, when additions to headcount had lagged our robust pace of multi-year growth. We are effectively managing our flexible operating model, which is clear in our expenses for temporary labor, performance-based incentive compensation and SG&A. Each was notably lower than a year ago. Total headcount decreased by 1.2% over the course of the first half of the year. Expense for severance was elevated in the quarter as we continue to both address areas of the business where performance is lagging, as well as further accelerate business transformation and integrate delivery of services in our very strong media offering. We’ll see the benefit to margin of those actions going forward. Occupancy expense decreased from a year ago, as we continue to benefit from actions taken on our real estate portfolio. Diluted earnings per share in the quarter was $0.68 as reported and was $0.74 as adjusted for intangibles amortization and other items. We want to make sure to call out that our EPS, both as reported and adjusted, includes the benefit of $0.17 per share related to the resolution of routine federal income tax audits of previous years. During the quarter, we repurchased 1.3 million shares, returning $50 million to shareholders. That activity brings our repurchases for the six months to 3.5 million shares, using $128.0 million. Turning to our outlook for the full year, and having just completed our usual mid-year update with our operators, we are positioned to resume solid organic revenue growth in the range of 3.5% to 4% over the course of the year’s second half. As we move ahead, we expect that the benefit of net new business will be increasingly meaningful, and that underlying growth from several of our larger businesses will also strengthen. Nonetheless, given our first six months, which in Q2 reflect what we believe is modestly heightened macro uncertainty, we are revisiting our full-year organic growth expectation to 1% to 2%. At the same time, with strong operating discipline, we remain committed to our margin target for the year of 16.7%, which represents an increase relative to our 2022 full-year margin.

5 The strategic relevance of our offerings is evident in new business performance year- to-date, which as I mentioned has been exceptional. And while we are disappointed in Q2 organic revenue performance and will continue addressing certain areas of our business with urgency during the back half of the year, we will also continue to invest in the multiple growth drivers in the portfolio. Now I’m going to hand things over to Ellen for a more detailed review of our results. Ellen Johnson, Executive Vice President, Chief Financial Officer: Thank you, Philippe. As a reminder, my remarks will track to the presentation slides that accompany our webcast. Beginning with the highlights on slide 2 of the presentation, our second-quarter revenue before billable expenses, or net revenue, decreased 2.0% from a year ago, with an organic decrease of 1.7%. Our organic net revenue decrease was 2.5% in the U.S. and was 10 basis points in our international markets. Over the first six months of the year, our organic revenue decrease was 90 basis points. Second-quarter adjusted EBITA, before a small restructuring adjustment, was $330.2 million, and margin was 14.2%. Our diluted earnings per share was $0.68 cents as reported and $0.74 cents as adjusted. The adjustments exclude the after-tax impacts of the amortization of acquired intangibles, the small adjustment to our previous restructuring actions and non-operating losses on sales of small, nonstrategic businesses. It’s important to note that our EPS includes the benefit of $0.17 per share related to the settlement of normal-course federal income tax audits. We repurchased 1.3 million shares during the quarter and 3.5 million shares in the first half of the year. Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow. Here, I would just point out that our interest expense and interest income were both elevated compared to a year ago, due to higher prevailing market interest rates and the pre-funding of our upcoming April 2024 maturity with the issuance in June of our $300 million ten-year note. Turning to second quarter revenue in more detail, on slide 4:  Our net revenue in the quarter was $2.33 billion.  Compared to Q2-22, the impact of the change in exchange rates was negative 1.0%, with the dollar stronger against currencies in nearly all international markets, with a notable exception being the Euro.  Net acquisitions added 70 basis points.  Our organic decrease of revenue before billable expenses was 1.7%.

6  For the six months, our organic decrease was 90 basis points. The bottom of this slide is a look at our segments. Our Media, Data & Engagement Solutions segment decreased 1.5% organically. Good growth at our media businesses was more than offset by the performance of our digital specialist agencies, as Philippe has noted. Our Integrated Advertising & Creativity Led Solutions segment decreased organically by 3.8%. Lower revenue from clients in the tech & telecom sector and a somewhat slower macroeconomic environment was felt broadly across the more traditional agencies. IPG Health was relatively flat in the quarter, due to the timing of various campaigns, ahead of what we believe will be a strong second half. At our Specialized Communications & Experiential Solutions segment, organic growth was 3.7%, with growth across our public relations and experiential disciplines. Moving on to slide 5, and organic net revenue growth by region:  In the U.S., which was 66% of our net revenue before billable expenses in the quarter, our organic decrease was 2.5%, against 8.3% growth a year ago. o Decreases in tech & telecom and at our digital specialists outweighed growth at our media, public relations and experiential offerings.  International markets were 34% of net revenue in the quarter and decreased by 10 basis points organically, against 7.1% growth last year. o The U.K. grew 1.7% organically, on top of 4.4% growth a year ago. We were led by broad-based growth across our media, public relations, creative and experiential offerings. o Continental Europe decreased 4.3% organically in the quarter, compared with an 8.3% increase a year ago. Lower revenue was mainly a result of decreases in Germany, due to lower client spend and a client loss in the market. o In AsiaPac, we decreased 2.2% organically, compared with growth of 4.8% a year ago. Increases in India and China were more than offset by decreases in Japan and other national markets. o Our organic growth in LatAm was 6.3%, on top of 8.8% in Q2-22 with increases across nearly all national markets. o In our Other Markets group, which is Canada, the Middle East and Africa, we grew 1.6%, on top of 11.0% a year ago, with notably strong growth continuing in the Middle East. Moving on to slide 6 and operating expenses in the quarter: our net operating expenses, which exclude billable expenses, the amortization of acquired intangibles and the restructuring adjustment, decreased 30 basis points from a year ago, compared with reported net revenue decrease of 2.0%. The result was our adjusted EBITA margin of 14.2%.

7 As expected, our margin decreased from a year ago, when organic growth was very strong at 7.9% and hiring lagged, and severance expense was lower as well. It is worth noting, however, that, at 14.2%, our second-quarter margin is well above the comparable pre-pandemic quarter of 2019. As you can see on this slide, our ratio of total salaries & related expense as a percentage of net revenue was 68.7%, compared with 66.9% a year ago.  Underneath that result, we de-levered on our expense for base payroll, benefits & tax, which was 59.4% of net revenue, compared to 56.5% a year ago.  Our performance-based incentive compensation decreased as a percent of net revenue, from 4.5% to 3.4%, consistent with our revised outlook for the year.  Severance expense was 1.7% of net revenue, which is somewhat elevated from typical levels, and compares with only 50 basis points a year ago. Our actions in the second quarter reflect steps to recalibrate the more traditional areas of the business where performance is lagging, as well as to accelerate business transformation in our high-performing media vertical. We expect that we will increasingly see the benefits to margin of these severance actions as we move forward through the year.  Temporary labor expense was 3.2% of net revenue, compared with 4.4% in Q2- 22, which is consistent with its role as a variable and flexible expense when revenue growth slows.  Each of these ratios is in the appendix on slide 31. Also on this slide, our office & other direct expense was 14.6% of net revenue, compared with 14.7% in Q2-22.  Underneath that improvement, we continued to leverage our expense for occupancy, which was 4.6% of net revenue, compared with 4.8% a year ago.  “All other” office & other direct expense was 10.0% of net revenue, compared with 9.9% in Q2-22, which primarily reflects higher new business expense. Our SG&A expense was 60 basis points of net revenue. On slide 7 we present the detail on adjustments to our reported second-quarter results, in order to provide better transparency and a picture of comparable performance. This begins on the left-hand side with our reported results and, from left to right, steps through to adjusted EBITA and our adjusted diluted EPS.  Our expense for the amortization of acquired intangibles, in the second column, was $21.2 million.  The restructuring adjustment was a credit of $1.7 million.  Below operating expenses, and shown in column 4, we had a loss of $4.1 million in other expenses, due to the disposition of a few small, nonstrategic businesses. At the foot of this slide, you can see the after-tax impact per diluted share of each adjustment, which bridges our diluted EPS as reported at $0.68 to adjusted earnings of

8 $0.74 per diluted share. It is important to note that our tax provision in the quarter includes a benefit of $64.2 million related to the settlement of U.S. federal income tax audits for the years 2017 through 2018, which is primarily noncash. That is $0.17 per share. We are technically not permitted to adjust for it, but it is a large, discrete item that impacts comparability, which is why we wanted to be sure to call it out for you. Slide 8 depicts similar adjustments for the six months. Adjusted diluted earnings per share was $1.11 for the period. This also includes the same $0.17 per share benefit in our tax provision. On slide 9 we turn to cash flow in the quarter:  Cash used in operations was $35.2 million, which was due to working capital use of $281.2 million. Operating cash flow before working capital was $246.0 million. As a reminder, our operating cash flow is highly seasonal and can be volatile by quarter due to changes in the working capital component. The magnitude of our receivables and payables means that the timing of collections and payments within any single quarter can significantly affect the working capital result.  In our investing activities we used $121.0 million. We invested a portion of the proceeds of our note issuance in short-term treasury securities, maturing before year-end. Cap-ex in the quarter was $46.4 million.  Our financing activities reflect debt issuance proceeds of $296.3 million. We paid $119.4 million in dividends and returned $50.2 million in share repurchases. Net cash from financing was $109.8 million.  Our net decrease in cash for the quarter was $50.4 million. Slide 10 is the current portion of our balance sheet. We ended the quarter with $1.63 billion of cash and equivalents. We added $103 million in short-term marketable securities, to be held to maturity, which as I mentioned is before year end. Slide 11 depicts the maturities of our outstanding debt. As you can see on this schedule, total debt at quarter-end was $3.2 billion. That includes the new $300 million 10-year note, which prefunds our $250 million maturity in April 2024. Thereafter, our next maturity is not until 2028. In summary, on slide 12, our strong financial discipline continues, and the strength of our balance sheet and liquidity mean that we remain well-positioned both financially, as well as commercially. I would like to express my gratitude for the efforts of our people. And with that, I’ll turn it back to Philippe.

9 Mr. Krakowsky: Thanks, Ellen. Clearly, organic revenue performance to date this year is not consistent with our expectations or our long-term track record. That said, we continue to successfully be in-market with relevant and compelling offerings that help marketers grow brand share and deliver business outcomes. Since the start of the year, IPG has consistently led the way in new business. And this positive momentum should provide strong tailwinds as we move into the back half of this year and even more so in 2024. As mentioned earlier, Pfizer awarded global creative and marketing communications responsibilities to an integrated IPG team, marking the conclusion of the largest, and one of the most competitive, reviews of the year. Also during the quarter, Initiative was named the U.S. media AOR for Constellation Brands; UM was appointed global media AOR for Upfield, a global leader in plant-based foods; and Mediabrands was awarded the U.S. media account for Bristol Myers Squibb. This followed the Q1 headline win of GEICO, which also awarded its sports marketing work to Octagon. Along with the first- quarter Škoda win, in June Intuit QuickBooks selected FCB as its creative AOR. And McCann Worldgroup won the highly competitive Air India review. During the quarter, IPG also received numerous accolades, including being named Most Effective Holding Company at the U.S. Effie Awards. At the Cannes Lions Festival, our agencies had remarkable success, securing many of the festival’s top honors, including one of only four Titanium Lions, and five category Grands Prix. McCann Worldgroup had a particularly strong showing, as their work for long-time client Mastercard won nine Lions, including the festival’s top honor, the Titanium, for its “Where to Settle” campaign, a digital tool that aggregates employment and real estate data, as well as spending insights, to help Ukrainian refugees make new lives in Poland. For Microsoft, McCann created the “ADLaM” project and digitized a popular West African language spoken by over 60 million people, which previously had no written alphabet. That work won seven Lions, including two Grands Prix. Other significant honors include IPG Health’s performance as “Healthcare Network of the Year,” and AREA 23 earning the prestigious title of Cannes’s “Healthcare Agency of the Year,” both of which reflect our continued excellence in the healthcare space. The festival also named FCB its “North America Network of the Year” for the fifth consecutive year, which demonstrates the consistent outstanding work done by that agency for leading brands in this key region. Looking ahead, it’s clear that artificial intelligence, which already plays a role in our data-informed media and performance businesses, will begin to have an impact on our industry as a catalyst for creativity. Technology provides new canvases for brands to work with, and we are seeing the advent of AI tools that strategists and creative people can use to quickly generate and scale ideas. Given that every competitor will have access to these same kinds of tools, it stands to reason that great creative ideas will remain essential for brands to stand out and win in the marketplace.

10 During the quarter, we announced a partnership with a leading quantum computing developer to build new software tools that solve complex, data-intensive problems. The partnership combines quantum cloud services with proprietary data drawn from IPG agencies, clients and media partners. Together, we’re helping clients identify high- value audiences and deliver more tailored messages at the right time, in the right setting. This is one of many such partnerships, as we engage with leading AI innovators, including Amazon, Microsoft, Google, Salesforce, Adobe and NVIDIA to establish a matrixed deployment strategy that benefits all of our clients. On the important subject of retail, during the quarter we continued to strengthen IPG’s commerce offering with the launch of our Creative Commerce Labs, which are finding new revenue streams for marketers through cross-channel collaboration and partnering with key commerce providers. You will have also seen earlier this week that we launched a Unified Retail Media Solution within Mediabrands. This is a dedicated business unit that helps brands manage and optimize performance across retail media networks, which, as we know, is one of the fastest growing advertising channels. This platform identifies which retail networks are performing best for our clients, and can allocate spend to maximize sales and profitability. Brands can augment existing audience data via proprietary Acxiom data sets, and our solution automatically aggregates this cross-network data using AI to power planning and activation. This offering will allow our clients to solve an important pain point in the growing retail media space, which is the lack of standard measurement, so as to make informed investment decisions. Turning to segment performance, we saw strong growth at our media offerings within the MD&E group. As I mentioned earlier, those assets continued to win major client assignments. Initiative was just ranked #1 by RECMA for new business over the past three-year period, and UM was named Campaign’s Media Agency Global Network of the Year. Moving to our digital specialists, at R/GA, we saw progress in new business, including a significant AOR win with Intuit TurboTax in the U.S. announced just last week. R/GA was also selected by Mexico’s largest sporting goods retailer, Innovasport, for its digital commerce work. Huge launched and deployed a proprietary, AI-powered engine to inform creative platforms online that drive business growth. And during the quarter, Huge’s new productized and consulting offering helped it secure business transformation assignments from Driven Brands, which is the largest automotive services company in North America. During the quarter, Acxiom announced its win of one of the largest auto groups in the U.S., to implement a customer data platform across their network of dealerships. The company also continued to renew with many of their premier clients in the financial services, insurance and telecom sectors. These renewals and new wins highlight the value of Acxiom’s Customer Intelligence Cloud offerings, which include the management of brands’ first-party data, to improve customer acquisition, retention and growth. At our Integrated Advertising & Creativity Lead Solutions segment, FCB was named the #1 Global Network, and FCB the #1 agency in the world, by The One Club. And FCB

11 New York also won a Sports Emmy for Outstanding Digital Innovation for their AI- driven creative work “McEnroe vs McEnroe” for Michelob ULTRA. Campaign named McCann Worldgroup the Best Network in Europe for the fourth time, and MRM was named Large Agency of the Year at the ANA’s 2023 B2B awards. The Global 2022 Effie Effectiveness Index ranked McCann as the Most Effective Agency Network in Europe and the #2 Most Effective Network globally. And MullenLowe was named U.S. Agency of the Year at The One Show. Turning to the Specialized Communications & Experiential Solutions group, we saw strong, balanced growth in the segment, with Golin performing particularly well. Weber Shandwick showed continued solid growth in Q2, driven by the healthcare sector, and was the most-awarded PR agency network in Cannes. Our experiential assets also posted solid performance. Highlights at Octagon included the agency’s work with Cisco to negotiate the company’s sponsorship of the 2023 FIFA Women’s World Cup, as well as activation of global sponsorships for Budweiser and Unilever in New Zealand at the World Cup. Strong growth at Momentum was driven by clients in the retail, finance, and food & beverage sectors, as well as the continued integration of technology into live activations. Looking ahead, as mentioned earlier, we are revising our full-year organic growth expectation to 1 to 2%, while remaining committed to our margin target for the year of 16.7%, which is ahead of last year’s result. We view our very strong new business tailwinds — coupled with growth in our existing client base, notably in media and healthcare — as key drivers of our outlook for the balance of the year, which also benefit us in 2024. Another factor will be our longstanding Open Architecture® model, based on collaboration by design and a foundational data and technology infrastructure, through which we integrate our services from agencies across segments in the solutions we deliver for clients. This approach continues to be core to our offerings. Another ongoing commitment that has been a hallmark of our culture is our work in ESG and DE&I, which remains vital in a talent business. Our flexible cost model is an important lever, not only for improving margins in times of growth, but also to consolidate those gains, as we’ve demonstrated this quarter. Additional areas for value creation, as Ellen called out, include our strong balance sheet and liquidity. IPG’s ongoing commitment to capital returns has been underscored by consistent dividend growth and the execution on our share repurchase program. As always, we thank our partners and our people, as well as those of you on this call, for your support. And with that, let’s open the floor to questions.

12 QUESTIONS AND ANSWERS Operator: Thank you. . . . Our first question is from Ben Swinburne with Morgan Stanley. You may go ahead. Benjamin Swinburne, Morgan Stanley: Thanks. Good morning. Philippe, could you talk a little bit more about the tech sector softness that’s impacting IPG’s organic growth? We obviously have heard for a while from you about some of the specialty agencies at IPG, but it feels like it’s broader than that. And so I’m just curious if you could maybe talk a little bit about where that pullback’s occurring, if it’s in media, project work. I know it’s all kind of client-specific, but would just help us try to think about how much of this is sort of idiosyncratic to certain clients or part of a broader theme, because it would certainly seem logical that technology companies are going to be growing their investment over time, but it would be helpful to try to think through how much of this is sort of ideo versus structural. And I was just curious, what are your focus areas with AI at IPG? In a year or two, what would you like to see the Company doing or not doing? What are clients asking you about as you think about this technology opportunity and obviously the risk around them as well? Thank you. Philippe Krakowsky, Chief Executive Officer: Sure. On the first question, Ben, I mean, I can speak to it, without obviously going to the level of a specific client, given how we want to be thoughtful. But what we have seen is that the sector is under a lot of stress. If you think about it, it was probably 15% of net revenue for us a year ago in this quarter. It’s down to about 12%. And I don’t think that we’re going to be able to call the turn, although, in the long run, I think it is still an industry that’s going to return to being a strong growth driver for us. What we’ve seen is that given the stress that that sector is feeling, and you obviously see it, we’re talking about a relatively small group of large companies. We’re not talking about a long tail or VC-backed or smaller companies. We’re talking about a relatively small group of large companies. And as the decisions that they are having to make around cutting costs and obviously resizing their employee base, et cetera, we have definitely seen it in cuts, I would say, in project-based businesses, definitely, and our two digital agencies that, as we’ve pointed out, are in turnaround mode, over- indexed to — those are important clients for them. And then I think we’ve seen the kind of curtailing activities in some of the more traditional areas of the business. So, you would sort of think, maybe the consumer ad agencies for us. Which I think also does dovetail with a broader trend that we’ve seen, which is that, whether it’s the turnaround there or the slightly more uncertain macro, it’s something that we are feeling more in certain areas of the business than others. So the really strong performers in the engines of our growth are not being impacted, and yet other parts of the portfolio are. So hopefully that helps on the tech part of the question.

13 In terms of AI, it’s a very, very broad question. And so we’re operationalizing AI across the group in a number of ways and actually have been for some time. So, predictive AI in precision and data-heavy parts of the business; so — whether that’s media brands, performance media, Acxiom — that’s something that’s been part of the model for some time. I think that in commerce, we’re starting to use it. So you’re seeing personalization at scale of content informed by it, you’re seeing user support and product recommendations, so chatbots and creating instances in which you’re using reviews and a lot of the information that a client has that is their own information as the training set with which to inform an AI, which can then be put to use with a production platform or that can feed into some creative campaign. It’s funny: we won, a Lion at Cannes for a really interesting piece of work that we did with a very large baked goods company in Latin America to actually generate a lot of branding work for a very long tail of vendors that were important to them. I think what you’re going to see with us is we’re definitely leaning now into what are the applications and how are we going to be addressing this on the content creation side of things and in the strategic side of when and how we do content creation. And what you’ll see is the kinds of programs that I’m talking about that we’ve been working on for some time and now partnerships with some scale experts in the AI space. I think I noted a number of them, where we’re thinking about how do we incorporate that into everything about how we are going to market with clients. So in essence, our production capabilities — so the infrastructure piece of what we do, what we do that’s more advanced, which again I also spoke to in the prepared remarks, when it comes to the work that’s predictive and machine learning informed around data, media, performance media. So I think we’re going to be incorporating it in, sort of baking it into more and more of the tool sets that our folks have. And I think the last thing I would point out to you is that — I mentioned earlier that if everybody has the same tools, then the human plus AI combination and the creativity you can unlock there will still be important to our clients. But the other place that I think we’re focused is that it will — if you have a very strong data asset, as we do, I think that working with clients and their first party data, our Acxiom data, to create unique and proprietary training sets so that they can have AIs that are proprietary to them and solve specific models around marketing and business problems and growth. That’s another area that we see as quite promising. Mr. Swinburne: Thank you. Mr. Krakowsky: Sure. Thank you.

14 Operator: Thank you. Our next question is from David Karnovsky with J.P. Morgan. You may go ahead. David Karnovsky, J.P.Morgan: All right, thanks. Philippe, I just want to follow-up on your prior response. I think you noted macro uncertainty more broadly, the impact to your traditional agencies. Can you walk through a bit what you’re hearing from clients? What’s maybe changed exactly? I think prior, it seemed like marketers were stressing flexibility, but were staying invested. So, just wondering, has there been some mentality shift here? Philippe Krakowsky, Chief Executive Officer: If I kind of try to strip it down for you and kind of literally almost go from the top, I’d say — as we said, the puts and takes have not changed from what we’ve shared with you since the beginning of the year. So in that sense, I don’t think there is new news. The differences are clearly pressure on tech & telco is not abating. And as we said, you’ve got this modestly more uncertain macro. So that is leading to delays in client spend and that’s, as I said, impacting some of our businesses more than others. I think that the other thing about the uncertainty around the macro is, in our long tail of smaller clients, we’re seeing some small cost cuts. So there’s a degree to which that’s adding up to something that, again, is having an impact. And so those are really the factors that led us to looking at where we are at this point in the year and revising the revenue guidance. But I think I’d point out that our outlook for the year at this point is not contingent on a recovery in the rate of revenue change on those two factors. So we’re not saying — it’s delayed some things which for us were important and, as we pointed out, cumulatively cost us about 3.5 percentage points of organic growth. Going the other way, you’re seeing the client losses that we called out. So we came into the year with a net-negative new-business position. So that was a headwind, and that has actually shown up in both the first and the second quarter for us. By April, that was something that we shared with you that we had neutralized. Now, we’ve turned it into a strong tailwind. So it’s — the client conversations, it’s incremental, it’s marginal. It isn’t like something dramatically different has happened, but where it’s impacting us happen to be areas where we’ve got two agencies in turnaround mode. To the extent that this is causing delays, we therefore are looking at two things that are, therefore, still not helping us. And then, tech & telco — again, big category for us in the long term — we still think it will be a good category to be meaningfully represented in, but they are, as I called out — as I said, they’re a meaningful outlier when it comes to the sectors for us client- wise. Mr. Karnovsky: Okay. Then two of your peers this week noted kind of a pause in business

15 transformation work. I’m wondering if that’s something you’re seeing. Is that tech- specific? And then, how do you view digital transformation over the long term? Is this an area that can be an outsized tailwind for the agencies, or should we put it in the context that maybe the prior couple of years might have disproportionately benefited from the pandemic acceleration? Mr. Krakowsky: One of our peers has a meaningfully larger presence there, and so I think that their line of sight to it is something that everybody will probably learn something from. You’ve heard from us clearly that when we work with clients and we show up with data, tech and media offering, we end up in some really interesting conversations that are about solving higher-order business problems. And that part of our space or that part of the opportunity set that we’re getting, or you look at our new business performance, that part looks like it’s still quite active. Commerce is a place where we’re still in build mode to a greater degree. So we probably see less of that. I think there’s more to go. RafterOne, we’ve got a commerce lead as we’ve talked — we’re thinking about how we take a commerce approach. Actually, those commerce labs are around really enhancing all the creative work we do to make it more addressable and more shoppable. So I’d say marginally, but I think that what we heard earlier this week probably has a little more breadth to it in terms of what they’re seeing. Mr. Karnovsky: Thank you. Mr. Krakowsky: No worries. Thank you. Operator: And our next question is from Tim Nollen with Macquarie. You may go ahead. Tim Nollen, Macquarie: Great. Thanks for taking my question. Philippe, I wonder if you could help explain something you said, and also Omnicom and Publicis said this week, which is that media is very strong even while creative is weak. I assume your work with data and everything Acxiom does would help with your successes there, but I just wonder why clients are putting a lot of money in the media but not so much creative. Philippe Krakowsky, Chief Executive Officer: I’m not sure that that’s necessarily something that is all that new. I think that if you think about the trajectory — industry trajectory, at least — I can speak to ours, so lean in there and what we’ve built there and the nature of what we’re able to do with clients as a result has been accretive to us growth-wise and in terms of margin for a number

16 of years, and it’s been a big engine for us over a number of years of very strong growth performance. So I think that that’s just a continuation of a trend. I think it goes to what you can do when — with data, audience-led approaches, something that’s very precise and very accountable. You are impacting business outcomes, you are solving for a set of problems that are maybe broader than what we used to be able to be brought in to do. I think that that probably, again, feels as if, given the uncertainty, but given also just the scale of it, it’s something that you continue to do as a marketer and regardless of whatever volatility there may be at the macro level. Mr. Nollen: Okay. Thanks. Could I slip one in for Ellen as well, which is that it’s great to see the operating income come in pretty strong despite a softer top-line. The salaries line, however, was up almost a couple hundred basis points. I wonder if you could give us a bit more color on why that grows so much and if that’s going to level off from here. Thanks. Ellen Johnson, Executive Vice President, Chief Financial Officer: Sure. Thanks for the question. Overall, I mean, I would point to, as you mentioned, the very strong margin performance and our flexible cost structure working as it should. You saw temporary labor flex down significantly as well as performance-based incentive comp. You also saw severance elevated not only in the quarter and the first half, and we expect to see, as I mentioned in the prepared remarks, those benefits in the second half. Overall, as we reiterated our margin expectations for the year, you should see leverage across the different categories. Mr. Nollen: Great. Okay, thanks. Mr. Krakowsky: Thank you. Operator: Thank you. Our next question is from Steven Cahall with Wells Fargo. You may go ahead. Steven Cahall, Wells Fargo: Thank you. Maybe first just to pick back up on tech & telecom softness. Could you maybe help us differentiate a little bit between tech and telecom? I think of those as sectors with pretty different kind of long-term growth rates. If I’m picking up what you’re saying correctly, this sounds like it’s a bit more tech than telecom, but maybe that’s incorrect. So I would just love some clarity on the differentiation between those two.

17 And is it also correct to think about this as really a U.S. industry vertical phenomenon, since I think you tend to talk about your industry verticals on a global basis? Just trying to understand that. And then maybe to pick back up a little bit on Tim’s question about media: so I think your media discipline growth did get worse sequentially. You were down about 1% in Q1, down about 1.5% in Q2. Often we think about this as kind of a canary in the coal mine for where ad spending is going. So could you talk a little bit of just about the trends you’re seeing in media? And do you think that portends any greater slowdown in broader client activity? Thank you. Philippe Krakowsky, Chief Executive Officer: Sure. On the former — again, understanding that client business and confidentiality around client business is what it is — yeah, I think your read on, is that more a tech than a telco set of comments: yes, it is. And it is the case that we talk about sectors globally, but when you think about our revenue mix all in being two-thirds U.S., it would — there would have to be a pretty significant outlier for it not to also apply domestically. So we’re definitely seeing it. I mean, you see the disproportionate drag on performance that U.S. growth, lack thereof, had on us. So yes, more tech and, yes, very much something we’re feeling domestically. On the second question, I don’t think that I would read that as you have. The segment was created because we have like entities there in terms of the digital component of what they do. But the impact of those digital specialists is what’s leading to what you’re seeing as deceleration. And, as we’ve called out, media is very strong for us, has been and, given performance year-to-date in terms of securing new assignments, will continue to be. So I don’t think I would extrapolate that last piece. Mr. Cahall: Great. Thank you. Mr. Krakowsky: Please. Thank you. Operator: Thank you. Our next question is from Michael Nathanson with MoffettNathanson. You may go ahead. Michael Nathanson, MoffettNathanson: Thanks. Two for Philippe, one for Ellen. To beat the dead horse a little bit more, let’s focus on tech weakness again. If you were to go under the hood — I’m sure you’ve done — when do you think the normalization of spend from those large tech domestic companies would start to normalize? So put yourself in our shoes under the hood. When does it ease?

18 Second question would be: now that we see another one of your peers showing the size of their principal media buying business, I asked you last quarter, do you think that is a structural disadvantage that you guys are not in that business? Any update on your latest thinking on that following my question last quarter? And then, Ellen, just surprised that you guys raised debt this soon at the rates. Your balance sheet is pristine. How did you debate whether just paying off the debt when it came due next year versus raising debt at — when rates not high, but you could have waited a bit? So walk me through that thinking. Thanks. Philippe Krakowsky, Chief Executive Officer: All right. Well, I’ll let Ellen start. Ellen Johnson, Executive Vice President, Chief Financial Officer: Sure. So we have, as we do from time to time, hedged interest rates. So the coupon that you’re seeing on that debt is the face value on what was what we issued at, but we had previously hedged largely the Treasury component of that. So the rates that we’re actually paying are better. And when we looked at it from that perspective, and looked at the opportunity to take it off the table, and then where interest rates are, I had the opportunity to invest it, as we talked about, in the securities we had. It was a good economic decision. Mr. Krakowsky: Two answers, Michael. As I said, I don’t know that we can call the turn on you on tech, and as I also said, our outlook at this point is not contingent on recovery in kind of the rate of revenue change that we’re seeing in that space. And that was also having an impact, as we said, on our two digital agencies that are in turnaround mode. So not necessarily something that you can sit here where we are. We talk to those clients often. We engage with those clients. It’s not that they’re not active as marketers, and yet they clearly are meaningfully more cautious as marketers. They’re often letting folks go who are budget owners whose projects then might sit somewhere or not get actioned at all. And given the cost-cutting that they’re taking, nobody is exempt in that part of the economy. But again, think about all the other things we talk about. They’re going to enable everything that happens with AI. They continue to undergird a pretty significant part of the ad ecosystem. And in another year or two, we’re going to be up to 80% of media being bought programmatically. So there’s no sense that it won’t turn. It’s just they’re clearly going through something that is more protracted than any of us thought. On your media question, I thought about it some because you’d asked the last time, and I thought, Michael, we’ll either connect at some point or it’ll come up here. So media has been a very strong performer for us. It continues to be a strong performer for us. So our model works well. And the question you’re asking is, is there something missing, a dimension missing? Can it work better? So we are looking at that. And, even Ellen called out severance. We’re looking at how we can re-engineer processes there and align or further integrate offerings. But if the objective is to deliver value to clients, and we’ve demonstrated we can do that, and the way that we’ve done that is by powering it with data, making it about precision, and therefore, to my mind,

19 value as greater marketing effectiveness. So for clients whose focus is on other KPIs, which might be efficiency, might be — we’ll call it efficiency — we’re looking at ways to evolve our offering to meet those needs. Because what’s most important to us is we’ve got to meet the needs of as many clients as possible. And if what value means is something that is changing or evolving or a pendulum is swinging on that, we clearly want to be positioned to do that. So the analytical focus that happens in your space on this issue, we understand. For us, it’s going to be, are we solving for client needs? Can we show up in ways that, regardless of their definition of value, we are a great partner for them? If I were doing the math the way that you guys do, the thing that I still think will matter the most is profit growth in the businesses that we or our competitors are operating in this space and then cash flow. And I hope that that is at least directionally helpful thinking. But we’re definitely looking at it and being pretty thoughtful. Mr. Nathanson: Thank you for that. Mr. Krakowsky: No, no worries. Operator: Thank you. And our last question comes from Julien Roch with Barclays. You may go ahead. Julien Roch, Barclays: Yes. Good morning, Philippe, good morning, Ellen, and good morning, Jerry. One short-term question, one long-term question. On the short term, after being down 1% in the first half in terms of organic, you need to be at 3% in the second half to reach the bottom end of your guidance. So 1% and at 5% to reach the top end of 5%. So can you break this 4% to 6%, percentage-point improvement, between lapping the Huge and R/GA issues, and account wins, and, three, anything else that goes up, that’s a short question. And then on AI, a longer-term question. To put it in terms of simple numbers, if you have a creative budget of 100, you make 15 margin, 85 of cost. Thanks to AI, so that cost goes to 60, you keep your 15 margin, so revenue is 75. I believe advertisers will reinvest, but do you believe they will invest in creative, in which case it’s kind of neutral, or in media, which actually would be negative? Because the media tech versus media spend is kind of only 5% to 10%. Philippe Krakowsky, Chief Executive Officer: I’ll take them in order, because the latter is probably a doctoral dissertation. So as I said, we are no longer expecting the turnaround, as you put it. So our outlook as it stands now does not factor in either significant recovery in tech & telco, and clearly the timeline on the digital specialty agencies, given this greater uncertainty, is pushed. So how the year lays out for us in terms of, to your point, doing 3.5+ in the back half, 3.5

20 to 4, is the drag from tech, telco and digital becomes given. So it’s not going to recede at midyear. It will likely be with us for most of the year. The negative net new business position that we had coming into ’23 impacted the first half, will not impact beyond that and has now been turned around and is now a strong positive. So if you look at the second half — and then in the first half we had strength in media and healthcare. So if you look at the second half, the growth is roughly 50% from net new business that comes on stream and 50% from stronger underlying performance at those two large entities. And on new business, all those wins bring a significant plus up, but we have not assumed all of it at one go. We have assumed essentially that full run rate for all of those is not in effect until close to the end of the year, which is why we pointed out that clearly it will have a benefit for us in ’24. So that’s a very significant full run-rate number, but we’re not forecasting that full run- rate until late in the year. And then on media and healthcare, I think our view reflects — Ellen talked about timing on work and campaigns, and then on the media side, I would say business mix and seasonality. So hopefully that helps you understand how we are seeing what that 3.5 to 4 for the back half looks like. On the AI question, which as I said, I think merits a lot of conversation and is getting a lot of thought, it is early days in the application of it on the creative and content creation side of things. I do think that when you begin to see what’s possible given the volume of content that can be created, then it isn’t necessarily the case that one is going to replace the other. It’s that you’re going to be supplementing because you’re going to be creating much more and much more complex sort of ecosystems of content. And then the other thing that we’ve seen in the businesses where we’ve already applied machine learning and AI, such as data and media, is that as you’re able to bring solutions that are informed by this to clients, the nature of the opportunity with them evolves and so you’re brought in to do different things. So you can take some of that young digital talent and upskill it, or you can have them focus on areas of client business and strategic problems that are more strategic, that are higher value. So I don’t know that it will be as clear as what you laid out there. I think we’ve been — all along, the efficiency piece of this will be important. The new ways of being compensated will be important. But for at least a foreseeable future, we’re figuring out what it means relative to the very sort of direct, for instance, that you put out there. But it’s a concern or at least an issue that we’re all thinking to address. I don’t have an answer for you sitting here right now. Mr. Roch: Okay. Very good. Thank you for overrunning the opening bell. Mr. Krakowsky: No, those are important questions. We appreciate them.

21 Philippe Krakowsky, Chief Executive Officer: Thank you for the time. We look forward to updating you on progress in October, and we’ll get to it. Operator: And that was our last question. I’ll turn it back to Philippe for any final thoughts. And this concludes today’s conference. You may disconnect at this time.

22 Cautionary Statement This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements regarding goals, intentions and expectations as to future plans, trends, events, or future results of operations or financial position, constitute forward- looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “project,” “forecast,” “plan,” “intend,” “could,” “would,” “should,” “estimate,” “will likely result” or comparable terminology are intended to identify forward-looking statements. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results and outcomes to differ materially from those reflected in the forward-looking statements. Actual results and outcomes could differ materially for a variety of reasons, including, among others:  the effects of a challenging economy on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;  our ability to attract new clients and retain existing clients;  our ability to retain and attract key employees;  the impacts of the COVID-19 pandemic, including potential developments like the emergence of more transmissible or virulent coronavirus variants, and associated mitigation measures, such as restrictions on businesses, social activities and travel, on the economy, our clients and demand for our services;  risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in interest rates, inflation rates and currency exchange rates;  the economic or business impact of military or political conflict in key markets;  risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a challenging economy;  potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;  developments from changes in the regulatory and legal environment for advertising and marketing services companies around the world, including laws and regulations related to data protection and consumer privacy; and  the impact on our operations of general or directed cybersecurity events. Investors should carefully consider the foregoing factors and the other risks and uncertainties that may affect our business, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K and our other SEC filings. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update or revise publicly any of them in light of new information, future events, or otherwise.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Three Months Ended June 30, 2023				
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges	Net Losses on Sales of Businesses[1]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[2]	$ 310.7	$ (21.2)	$ 1.7		$ 330.2
Total (Expenses) and Other Income[3]	(32.1)			$ (4.1)	(28.0)
Income Before Income Taxes	**278.6**	**(21.2)**	**1.7**	**(4.1)**	**302.2**
Provision for Income Taxes	10.6	4.2	(0.4)	0.1	14.5
Equity in Net Income of Unconsolidated Affiliates	0.7				0.7
Net Income Attributable to Non-controlling Interests	(3.2)				(3.2)
Net Income Available to IPG Common Stockholders	$ 265.5	$ (17.0)	$ 1.3	$ (4.0)	$ 285.2
Weighted-Average Number of Common Shares Outstanding - Basic	385.7				385.7
Dilutive effect of stock options and restricted shares	2.0				2.0
Weighted-Average Number of Common Shares Outstanding - Diluted	387.7				387.7
Earnings per Share Available to IPG Common Stockholders[4,5]:					
Basic	$ 0.69	$ (0.04)	$ 0.00	$ (0.01)	$ 0.74
Diluted	$ 0.68	$ (0.04)	$ 0.00	$ (0.01)	$ 0.74

[1] Primarily relates to losses on complete dispositions of businesses and the classification of certain assets as held for sale, as well as a loss related to the sale of an equity investment.

[2] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 25.

[3] Consists of non-operating expenses including interest expense, interest income and other expense, net.

[4] Earnings per share amounts calculated on an unrounded basis.

[5] Basic and diluted earnings per share, both As Reported and Adjusted Results (Non-GAAP), includes a positive impact of $0.17 related to the settlement of U.S. Federal Income Tax Audits for the years 2017-2018.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

23

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Six Months Ended June 30, 2023				
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges	Net Losses on Sales of Businesses[1]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[2]	$ 499.0	$ (42.1)	$ 0.1		$ 541.0
Total (Expenses) and Other Income[3]	(54.4)			$ (8.3)	(46.1)
Income Before Income Taxes	**444.6**	**(42.1)**	**0.1**	**(8.3)**	**494.9**
Provision for Income Taxes	44.4	8.4	(0.1)	1.4	54.1
Equity in Net Income of Unconsolidated Affiliates	0.6				0.6
Net Income Attributable to Non-controlling Interests	(9.3)				(9.3)
Net Income Available to IPG Common Stockholders	$ 391.5	$ (33.7)	$ 0.0	$ (6.9)	$ 432.1
Weighted-Average Number of Common Shares Outstanding - Basic	385.8				385.8
Dilutive effect of stock options and restricted shares	1.8				1.8
Weighted-Average Number of Common Shares Outstanding - Diluted	387.6				387.6
Earnings per Share Available to IPG Common Stockholders[4,5]:					
Basic	$ 1.01	$ (0.09)	$ 0.00	$ (0.02)	$ 1.12
Diluted	$ 1.01	$ (0.09)	$ 0.00	$ (0.02)	$ 1.11

[1] Primarily relates to losses on complete dispositions of businesses and the classification of certain assets as held for sale, as well as a loss related to the sale of an equity investment.

[2] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 25.

[3] Consists of non-operating expenses including interest expense, interest income and other expense, net.

[4] Earnings per share amounts calculated on an unrounded basis.

[5] Basic and diluted earnings per share, both As Reported and Adjusted Results (Non-GAAP), includes a positive impact of $0.17 related to the settlement of U.S. Federal Income Tax Audits for the years 2017-2018.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

24

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions)
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2023	2022	2023	2022
Revenue Before Billable Expenses	**$ 2,328.5**	**$ 2,375.5**	**$ 4,505.4**	**$ 4,602.7**
Non-GAAP Reconciliation:				
Net Income Available to IPG Common Stockholders	**$ 265.5**	**$ 229.6**	**$ 391.5**	**$ 389.0**
Add Back:				
Provision for Income Taxes	10.6	83.7	44.4	132.8
Subtract:				
Total (Expenses) and Other Income	(32.1)	(34.3)	(54.4)	(70.1)
Equity in Net Income of Unconsolidated Affiliates	0.7	0.7	0.6	0.8
Net Income Attributable to Non-controlling Interests	(3.2)	(2.2)	(9.3)	(3.7)
Operating Income	**310.7**	**349.1**	**499.0**	**594.8**
Add Back:				
Amortization of Acquired Intangibles	21.2	21.1	42.1	42.4
Adjusted EBITA	**$ 331.9**	**$ 370.2**	**$ 541.1**	**$ 637.2**
Adjusted EBITA Margin on Revenue before Billable Expenses %	*14.3 %*	*15.6 %*	*12.0 %*	*13.8 %*
Restructuring Charges[1]	(1.7)	(0.1)	(0.1)	6.5
Adjusted EBITA before Restructuring Charges	**$ 330.2**	**$ 370.1**	**$ 541.0**	**$ 643.7**
Adjusted EBITA before Restructuring Charges Margin on Revenue before Billable Expenses %	*14.2 %*	*15.6 %*	*12.0 %*	*14.0 %*

[1] Net restructuring charges were $(1.7) million for the second quarter of 2023 and $(0.1) million for the six months ended June 30, 2023, which represent adjustments to our 2022 and 2020 restructuring actions. Net restructuring charges of $(0.1) million for the second quarter of 2022 and $6.5 million for the six months ended June 30, 2022, which represent adjustments to our restructuring actions taken in 2020.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

25

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Three Months Ended June 30, 2022				
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges[1]	Net Losses on Business Dispositions[2]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[3]	$ 349.1	$ (21.1)	$ 0.1		$ 370.1
Total (Expenses) and Other Income[4]	(34.3)			$ (4.2)	(30.1)
Income Before Income Taxes	**314.8**	**(21.1)**	**0.1**	**(4.2)**	**340.0**
Provision for Income Taxes	83.7	4.3	0.0	0.0	88.0
Equity in Net Income of Unconsolidated Affiliates	0.7				0.7
Net Income Attributable to Non-controlling Interests	(2.2)				(2.2)
Net Income Available to IPG Common Stockholders	$ 229.6	$ (16.8)	$ 0.1	$ (4.2)	$ 250.5
Weighted-Average Number of Common Shares Outstanding - Basic	393.1				393.1
Dilutive effect of stock options and restricted shares	3.7				3.7
Weighted-Average Number of Common Shares Outstanding - Diluted	396.8				396.8
Earnings per Share Available to IPG Common Stockholders[5]:					
Basic	$ 0.58	$ (0.04)	$ 0.00	$ (0.01)	$ 0.64
Diluted	$ 0.58	$ (0.04)	$ 0.00	$ (0.01)	$ 0.63

[1] Restructuring charges of $(0.1) in the second quarter of 2022 were related to adjustments to our restructuring actions taken in 2020, which were designed to reduce our operating expenses structurally and permanently relative to revenue and to accelerate the transformation of our business.

[2] Primarily includes a non-cash loss in the second quarter of 2022 related to the deconsolidation of a previously consolidated subsidiary in which we maintain an equity interest, as well as losses on complete dispositions of businesses and the classification of certain assets as held for sale.

[3] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 25.

[4] Consists of non-operating expenses including interest expense, interest income and other expense, net.

[5] Earnings per share amounts calculated on an unrounded basis.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

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THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
U.S. GAAP RECONCILIATION OF NON-GAAP ADJUSTED RESULTS
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Six Months Ended June 30, 2022				
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges[1]	Net Losses on Business Dispositions[2]	Adjusted Results (Non-GAAP)
Operating Income and Adjusted EBITA before Restructuring Charges[3]	$ 594.8	$ (42.4)	$ (6.5)		$ 643.7
Total (Expenses) and Other Income[4]	(70.1)			$ (10.6)	(59.5)
Income Before Income Taxes	**524.7**	**(42.4)**	**(6.5)**	**(10.6)**	**584.2**
Provision for Income Taxes	132.8	8.5	1.6	0.0	142.9
Equity in Net Income of Unconsolidated Affiliates	0.8				0.8
Net Income Attributable to Non-controlling Interests	(3.7)				(3.7)
Net Income Available to IPG Common Stockholders	$ 389.0	$ (33.9)	$ (4.9)	$ (10.6)	$ 438.4
Weighted-Average Number of Common Shares Outstanding - Basic	393.8				393.8
Dilutive effect of stock options and restricted shares	3.7				3.7
Weighted-Average Number of Common Shares Outstanding - Diluted	397.5				397.5
Earnings per Share Available to IPG Common Stockholders[5]:					
Basic	$ 0.99	$ (0.09)	$ (0.01)	$ (0.03)	$ 1.11
Diluted	$ 0.98	$ (0.09)	$ (0.01)	$ (0.03)	$ 1.10

[1] Restructuring charges of $6.5 in the first half of 2022 were related to adjustments to our restructuring actions taken in 2020, which were designed to reduce our operating expenses structurally and permanently relative to revenue and to accelerate the transformation of our business.

[2] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale, as well as a non-cash loss in the second quarter of 2022 related to the deconsolidation of a previously consolidated subsidiary in which we maintain an equity interest.

[3] Refer to non-GAAP reconciliation of Adjusted EBITA before Restructuring Charges on page 25.

[4] Consists of non-operating expenses including interest expense, interest income and other expense, net.

[5] Earnings per share amounts calculated on an unrounded basis.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

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